Exhibit 99.1

Contact:	Daniel Foley – Investors	Alberto Lopez – Media
	Harrah’s Entertainment, Inc.	Harrah’s Entertainment, Inc.
	(702) 407-6370	(702) 407-6344

Release #HET 11-XXX

Harrah’s Entertainment Reports Strong Third-Quarter Results;

Acquisition and Same-Store Gains Lead to Record

Revenue and EBITDA

Hurricanes Hurt Earnings Per Share

LAS VEGAS, November 3, 2005 – Harrah’s Entertainment, Inc. (NYSE:HET) today reported record third-quarter revenues of $2.3 billion, up 78.2 percent from revenues of $1.3 billion in the 2004 third quarter.

Property Earnings Before Interest, Taxes, Depreciation and Amortization (Property EBITDA) rose 77.1 percent in the third quarter to a record $662.8 million from Property EBITDA of $374.2 million in the year-earlier period. Third-quarter Adjusted Earnings Per Share (EPS) was $1.05, down 3.7 percent from the $1.09 achieved in 2004’s third quarter.  Adjusted EPS from continuing operations were $1.01 in the period compared to $1.02 in the same period last year.

Results for this reporting period include a full third-quarter contribution from Caesars Entertainment, Inc., acquired by Harrah’s Entertainment on June 13, 2005.

Property EBITDA and Adjusted EPS are not Generally Accepted Accounting Principles (GAAP) measurements but are commonly used in the gaming industry as measures of performance and as a basis for valuation of gaming companies. In addition, analysts’ per-share earnings estimates for gaming companies are comparable to Adjusted EPS.  Reconciliations of Adjusted EPS to GAAP EPS and Property EBITDA to income from operations are attached to this release.

Third-quarter income from operations rose 60.9 percent to a record $414.9 million from $257.8 million in the year-earlier quarter. Third-quarter net income was a record $169.0 million, up 42.3 percent from $118.8 million in the 2004 third quarter. Diluted earnings per share for the 2005 third quarter was 91 cents, down 14.2 percent from the $1.06 achieved in the 2004 third quarter.

In two important gauges of customer loyalty — same-store sales growth and cross-market play — Harrah’s also posted gains.  In the quarter, the company recorded 3.8 percent growth in same-store sales, and 13.5 percent growth in cross-market play on a year-over-year basis, including the hurricane-affected properties.  Excluding the hurricane-affected properties, same-store sales growth was a robust 7.3 percent.

In the third quarter, Harrah’s experienced solid growth in year-over-year gaming revenue in nearly every operating market, and reached records in several markets.

For the first nine months of 2005, revenues rose 50.6 percent to $5.1 billion from $3.4 billion in the year-ago period. Property EBITDA increased to $1.4 billion, up 52.7 percent from $928.1 million in the first nine months of 2004.  Adjusted EPS was $2.99, 13.3 percent higher than the $2.64 achieved in the first nine months of 2004.  Adjusted EPS from continuing operations was $2.85, 16.3 percent higher than the $2.45 achieved in the first nine months of 2004.

Nine-month income from operations was $874.6 million, up 39.7 percent from $626.1 million in the first nine months of 2004. Net income rose 30.2 percent to $378.6 million from $290.8 million in the first nine months of 2004.  Nine-month diluted earnings per share was $2.71, up 5.0 percent from $2.58 in the first nine months of 2004.  Year-to-date performance includes results of the Caesars business since the acquisition date of June 13, 2005.  Year-to-date 2004 includes results of the Horseshoe properties subsequent to their July 1, 2004, acquisition.

Third-quarter highlights for Harrah’s Entertainment include:

•                  Harrah’s signed an agreement with Imperial Palace, LLC, to acquire the Imperial Palace Hotel & Casino in Las Vegas.  The Imperial Palace occupies an 18.5-acre site on the Las Vegas Strip, situated between Harrah’s Las Vegas and the Flamingo, across the Strip from Caesars Palace.  This agreement only pertains to the Imperial Palace operations in Las Vegas.

•                  Harrah’s Entertainment launched the second season of its popular World Series of Poker® Circuit with an expanded schedule that brings high-stakes poker action and excitement to players in Harrah’s casinos around the country.  The 2005-06 Circuit began August 11 at Grand Casino Tunica and includes events at other Harrah’s casinos in venues such as Las Vegas, Atlantic City, and Lake Tahoe.

•                  Harrah’s Operating Company, Inc., a wholly owned subsidiary of Harrah’s Entertainment, Inc., completed the private placement of $750 million of its 5.75% Senior Notes due 2017 and the private placement of $250 million of its 5.625% Senior Notes due 2015.

•                  For the sixth consecutive year, Harrah’s Entertainment led the gaming industry in Casino Player’s Best of Gaming Awards, the magazine’s annual poll of gaming customers from across the country.  Harrah’s properties received first-place awards in a record 375 categories, up 47 percent from last year’s performance. The company’s 869 total awards were a 45 percent improvement over last year; the previous record was 598, set by Harrah’s in 2003.  The company’s performance was boosted by the addition of Caesars’ casinos, which received a total of 141 awards, including 62 first-place finishes.

•                  For the fifth consecutive year, Harrah’s Entertainment was named to the Dow Jones Sustainability World Index, a listing of the world’s leading socially responsible companies. Harrah’s remains the only U.S. gaming or lodging company on the index, a distinction it has held since 2001.  The index is a compilation of more than 300 companies from 24 countries, including 66 from the United States, selected for their economic, environmental and social performance.  Just three U.S. companies –

Harrah’s, McDonald’s Corp. and Starbucks Corp. – were included in the index’s Travel & Leisure sector.

•                  Harrah’s continued marked progress toward full integration of the Caesars properties during this period.  The rollout of Total Rewards and Harrah’s revenue- and yield-management systems to all Caesars properties is slated to begin in the fourth quarter and run through April 2006.

“In the third quarter of this year, Harrah’s continued to make strong and solid progress toward our strategic goals,” said Gary Loveman, Harrah’s chairman, chief executive officer and president.  “Our same-store sales growth and cross-market play numbers clearly indicate our customer base is loyal, that our operations are resilient, and that we are realizing our planned acquisition synergies.”

“The value of our industry’s most diversified property portfolio and the effectiveness of Harrah’s Total Rewards loyalty program were never more in evidence than during the third quarter of 2005,” Loveman said. ”Customers continued visiting our casino properties nationwide throughout the quarter.”

In the following tables, Harrah’s Entertainment, Inc. has retained its reporting format from previous periods while incorporating the Caesars properties as a separate line item in each region.

Las Vegas / Northern Nevada Set the Pace in West Region

West Results

(in millions)

	2005	2004	Percent	2005	2004	Percent
	Third	Third	Increase	First Nine	First Nine	Increase
	Quarter	Quarter	(Decrease)	Months	Months	(Decrease)
Harrah’s Northern Nevada
Total revenues	$145.0	$135.3	7.2%	$349.8	$352.6	-0.8%
Income from operations	41.5	33.0	25.8%	58.2	56.6	2.8%
Property EBITDA	49.1	43.7	12.4%	86.6	87.9	-1.5%
Harrah’s Southern Nevada
Total revenues	276.6	265.8	4.1%	844.3	797.1	5.9%
Income from operations	65.8	56.2	17.1%	219.8	187.6	17.2%
Property EBITDA	84.8	75.6	12.2%	275.3	240.6	14.4%
Caesars West*
Total revenues	434.7	—	N/A	512.5	—	N/A
Income from operations	89.4	—	N/A	104.9	—	N/A
Property EBITDA	120.5	—	N/A	142.3	—	N/A
Total West Region
Total revenues	856.3	401.1	113.5%	1,706.6	1,149.7	48.4%
Income from operations	196.7	89.2	120.5%	382.9	244.2	56.8%
Property EBITDA	254.4	119.3	113.2%	504.2	328.5	53.5%

Harrah’s West properties include:  Harrah’s Las Vegas, Rio, Harrah’s Laughlin, Harrah’s Reno, Harrah’s Lake Tahoe, Harveys Lake Tahoe, Bill’s Lake Tahoe

* Caesars West properties include: Caesars Palace, Bally’s/Paris, Flamingo

Harrah’s three properties in southern Nevada each reported record results.  Same-store revenues were up 10.2 percent and same-store Property EBITDA was up 13.3 percent.  Similar to previous quarters, strong cross-market visitation into the region drove significant gaming revenue.  In addition, the World Series of Poker at the Rio, which ran into July, contributed to the strong results.

In Northern Nevada, revenues were up 7.2 percent and Property EBITDA was up 12.4 percent, with Harrah’s Lake Tahoe reporting record revenue and EBITDA.   A celebrity golf tournament hosted by Harrah’s Lake Tahoe, and the very effective summer concert series at the Lake Tahoe properties contributed to the strong results.

West Region results were boosted by the addition of Caesars’ four Nevada properties – Caesars Palace, Bally’s Las Vegas, Paris Las Vegas, and the Flamingo Las Vegas.  These properties combined posted a 8.1 percent improvement in total revenues and a 14.8 percent increase in EBITDA compared to what was reported in the third quarter of 2004 by Caesars as a separate company.

East Region Continues Solid Performance

East Results

(in millions)

	2005	2004	Percent	2005	2004	Percent
	Third	Third	Increase	First Nine	First Nine	Increase
	Quarter	Quarter	(Decrease)	Months	Months	(Decrease)
Harrah’s Atlantic City
Total revenues	$129.4	$122.4	5.7%	$339.6	$327.3	3.8%
Income from operations	40.8	37.2	9.7%	95.0	91.4	3.9%
Property EBITDA	50.8	47.5	6.9%	125.9	119.9	5.0%
Showboat Atlantic City
Total revenues	112.4	104.8	7.3%	290.8	275.6	5.5%
Income from operations	31.0	32.3	-4.0%	72.9	74.9	-2.7%
Property EBITDA	42.7	40.8	4.7%	107.9	99.4	8.6%
Caesars East*
Total revenues	320.3	—	N/A	373.9	—	N/A
Income from operations	79.2	—	N/A	90.1	—	N/A
Property EBITDA	106.2	—	N/A	120.9	—	N/A
Total East Region
Total revenues	562.1	227.2	147.4%	1,004.3	602.9	66.6%
Income from operations	151.0	69.5	117.3%	258.0	166.3	55.1%
Property EBITDA	199.7	88.3	126.2%	354.7	219.3	61.7%

Harrah’s East Properties include:  Harrah’s Atlantic City and Showboat Atlantic City

* Caesars East properties include: Caesars Atlantic City, Bally’s Atlantic City

Revenues at the Harrah’s and Showboat properties in Atlantic City combined were up 6.4 percent from last year, and Property EBITDA was up 5.9 percent, as both properties posted strong year-over-year gains, exceeding the market growth rate and posting records for market revenue and EBITDA.  “Aggressive and effective marketing programs, including solid execution at the property level and the recent House of Blues expansion at the Showboat, drove the strong results,” said Tim Wilmott, Harrah’s chief operating officer.

Results in the East Region included contributions from Caesars Atlantic City and Bally’s Atlantic City, acquired on June 13, 2005.  On a combined basis, the properties’ revenues were flat and EBITDA was 2.5 percent lower than was reported by Caesars in the third quarter of 2004.

Illinois Tax Adjustment Impacts North Central Results

North Central Results

(in millions)

	2005	2004	Percent	2005	2004	Percent
	Third	Third	Increase	First Nine	First Nine	Increase
	Quarter	Quarter	(Decrease)	Months	Months	(Decrease)
Harrah’s Illinois/Indiana
Total revenues	$211.6	$202.3	4.6%	$628.0	$400.6	56.8%
Income from operations	35.7	38.7	-7.8%	119.4	70.0	70.6%
Property EBITDA	43.9	46.6	-5.8%	143.8	86.3	66.6%
Harrah’s Iowa
Total revenues	61.6	64.7	-4.8%	188.6	189.4	-0.4%
Income from operations	10.9	13.3	-18.0%	35.6	54.3	-34.4%
Property EBITDA	17.2	19.5	-11.8%	54.7	55.8	-2.0%
Harrah’s Missouri
Total revenues	122.6	120.3	1.9%	360.2	338.3	6.5%
Income from operations	19.3	20.9	-7.7%	57.0	57.5	-0.9%
Property EBITDA	31.8	32.7	-2.8%	94.4	89.1	5.9%
Caesars North Central*
Total revenues	81.2	—	N/A	94.8	—	N/A
Income from operations	16.6	—	N/A	18.9	—	N/A
Property EBITDA	21.5	—	N/A	25.1	—	N/A
Total North Central
Total revenues	477.0	387.3	23.2%	1,271.6	928.3	37.0%
Income from operations	82.5	72.9	13.2%	230.9	181.8	27.0%
Property EBITDA	114.4	98.8	15.8%	318.0	231.2	37.5%

Harrah’s North Central properties include: Harrah’s Joliet, Horseshoe Hammond, Harrah’s Metropolis, Harrah’s Council Bluffs, Bluffs Run Casino, Harrah’s St. Louis, and Harrah’s North Kansas City

* Caesars North Central properties include: Caesars Indiana

Harrah’s properties in Illinois, Indiana, Missouri and Iowa, combined posted third-quarter revenue increases of 2.2 percent while Property EBITDA was down 6.0 percent.

“The third-quarter decrease in Property EBITDA year-over-year was primarily related to the additional taxes we accrued as a result of the mid-year gaming tax legislation in Illinois,” said Wilmott.  The legislation requires a minimum tax be paid for the Illinois fiscal year ending June 30, 2006.  The net impact of this accrual reduced the combined Property EBITDA at the Joliet and Metropolis properties by approximately $5 million in the quarter, including a year-to-date accrual adjustment.

North Central Region results in the quarter included contributions from Caesars Indiana, where revenue and EBIDTA were flat compared to the third quarter of 2004 when it was part of Caesars Entertainment.

Work is substantially finished on Harrah’s expansion project and new hotel tower in North Kansas City.  The centerpiece of that project, a 206-room hotel tower, opened in August along with the new food and beverage amenities that opened in late September.  This project is similar in nature to Harrah’s recent expansion at St. Louis.

Work continues on schedule for the $85 million re-branding and expansion project at Bluffs Run. This includes the addition of table games, video poker, greater slot capacity, and the re-branding the property to a Horseshoe theme.  This project is scheduled to be completed at the end of the first quarter of 2006.

Hurricanes Impact South Central Results

South Central Results

(in millions)

	2005 Third Quarter	2004 Third Quarter	Percent Increase (Decrease)	2005 First Nine Months	2004 First Nine Months	Percent Increase (Decrease)
Harrah’s Louisiana
Total revenues	$174.7	$215.8	-19.0%	$609.5	$563.6	8.1%
Income from operations	(5.0)	28.8	-117.4%	53.3	76.0	-29.9%
Property EBITDA	28.6	43.9	-34.9%	114.4	113.6	0.7%
Harrah’s Mississippi
Total revenues	62.8	58.1	8.1%	181.2	58.1	N/M
Income from operations	16.1	14.6	10.3%	44.2	14.6	N/M
Property EBITDA	20.2	17.6	14.8%	56.8	17.7	N/M
Caesars South Central*
Total revenues	150.3	—	N/A	183.5	—	N/A
Income from operations	27.6	—	N/A	32.4	—	N/A
Property EBITDA	36.2	—	N/A	44.6	—	N/A
Total South Central
Total revenues	387.8	273.9	41.6%	974.2	621.7	56.7%
Income from operations	38.7	43.4	-10.8%	129.9	90.6	43.4%
Property EBITDA	85.0	61.5	38.2%	215.8	131.3	64.4%

Harrah’s South Central properties include:  Horseshoe Tunica, Harrah’s New Orleans, Harrah’s Lake Charles, Horseshoe Bossier City, Harrah’s Louisiana Downs

* Caesars South Central properties include: Grand Casino Tunica, Sheraton Tunica, Grand Casino Biloxi, Grand Casino Gulfport

Operations in the South Central region, which include the Louisiana and Mississippi properties, were severely affected by Hurricanes Katrina and Rita.  Four company properties – Grand Casino Biloxi, Grand Casino Gulfport, Harrah’s New Orleans, Harrah’s Lake Charles — in the region were closed for a portion of the reporting period.  As a result, revenues for legacy Harrah’s properties were down 13.3 percent over last year and Property EBITDA was down 20.7 percent.

“The state of Mississippi’s recent legislative decision to permit shore-side gaming clearly provides us with a powerful incentive to move forward as quickly as possible with plans to rebuild on the Gulf Coast.  The advent of shore-side gaming will allow us to build superior facilities and ensure maximum safety and protection of patrons, employees and future jobs,” said Wilmott.

Managed Properties and Other Items

Third-quarter gross management fees were up 16.0 percent as Harrah’s benefited from expansions at two of the properties managed for Indian tribes.

Project opening costs and other items for the third quarter of 2005 included a charge of $20.8 million related to Hurricanes Katrina and Rita, representing the current estimate of the excess of incurred losses and related costs, including deductibles, over expected insurance proceeds.  The company does not yet have the necessary information to fully assess the impact of Hurricane Rita on the carrying value of certain assets, primarily goodwill, at its Lake Charles property.  As of third-quarter end, the Lake Charles property reported $56 million in goodwill on its balance sheet.  The company expects to receive the necessary information to complete the assessment of the impairment, if any, of these assets during the fourth quarter.

Corporate expense increased 86.2 percent over the year-ago quarter due to the addition of Caesars’ corporate expenses, as well as the cost of transforming Harrah’s corporate centers to manage the combined company.  Corporate expense for third quarter 2005 equaled 1.4 percent of revenues, compared to 1.3 percent in the prior year third quarter.

Interest expense was 93.4 percent higher than in the 2004 third quarter due to additional debt related to the Caesars acquisitions. The company recorded $15.2 million in costs during the quarter related to the integration of the Caesars.

The effective income tax rate after minority interest for the 2005 third quarter was 38.0 percent, the same as in the prior year. The effective tax rate for the first nine months of 2005 was 38.0 percent, up from 37.25 percent in the year-ago period.

Discontinued operations for third quarter 2005 includes the operating results of three properties Harrah’s acquired in the Caesars transaction – the Reno Hilton, Flamingo

Laughlin and a hotel in Halifax, Nova Scotia.  Caesars reached an agreement to sell the Reno Hilton during May 2005.  This transaction is expected close during the first quarter of 2006.  Flamingo Laughlin and the Nova Scotia hotel have been classified as assets held for sale.  Harrah’s expects to close on the sale of the Nova Scotia hotel in the fourth quarter of 2005.  Discontinued operations for third quarter 2004 also included the operating results of Harrah’s East Chicago and Harrah’s Tunica, which were sold in April 2005.

Weighted average shares outstanding for third quarter 2005 were 185.1 million shares, as compared to 112.5 million in the prior year third quarter.  The increase is primarily due to the 67 million shares issued in June 2005 in connection with the Caesars acquisition.

Conference Call Details

Harrah’s Entertainment will host a conference call Thursday, November 3, 2005, at 9:00 a.m. Eastern Standard Time to review its 2005 third-quarter results. Those interested in participating in the call should dial 1-888-399-2695, or 1-706-679-7646 for international callers, approximately 10 minutes before the call start time.

A taped replay of the conference call can be accessed at 1-800-642-1687, or 1-706-645-9291 for international callers, beginning at 10:00 a.m. EST Thursday, November 3. The replay will be available through 11:59 p.m. EST on Thursday, November 10. The passcode number for the replay is 1485028.

Interested parties wanting to listen to the live conference call on the Internet may do so on the company’s web site – www.harrahs.com – in the Investor Relations section under the Investor News tab.

Harrah’s Entertainment, Inc. is the world’s largest provider of branded casino entertainment. Since its beginning in Reno, Nevada 68 years ago, Harrah’s has grown through development of new properties, expansions and acquisitions.  Harrah’s Entertainment is focused on building loyalty and value with its customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

More information about Harrah’s is available at its Web site – www.harrahs.com.

This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, strategies, future performance and future financial results of Harrah’s.  These forward-looking statements are based on current expectations and projections about future events.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Harrah’s may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein);  financial community and rating agency perceptions of Harrah’s; the effects of economic, credit and capital market conditions on the economy in general, and on gaming and hotel companies in particular; construction factors, including delays, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; the effects of environmental and structural building conditions relating to our properties; the ability to timely and cost-effectively integrate into Harrah’s operations the companies that it acquires, including with respect to its acquisition of Caesars; access to available and feasible financing on a timely basis; changes in laws (including increased tax rates), regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; the ability of our customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same store sales; our ability to recoup costs of capital investments through higher revenues; acts of war or terrorist incidents; abnormal gaming holds; and the effects of competition, including locations of competitors and operating and market competition.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Harrah’s disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this press release.

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED SUMMARY OF OPERATIONS

(UNAUDITED)

	Third Quarter Ended		Nine Months Ended
(In millions, except per share amounts)	Sept. 30, 2005	Sept. 30, 2004	Sept. 30, 2005	Sept. 30, 2004
Revenues	$2,333.6	$1,309.7	$5,058.2	$3,359.3
Property operating expenses	(1,670.8)	(935.5)	(3,640.8)	(2,431.2)
Depreciation and amortization	(141.6)	(89.3)	(339.7)	(238.1)
Operating profit	521.2	284.9	1,077.7	690.0

Corporate expense	(32.4)	(17.4)	(70.6)	(48.0)
Caesars acquisition costs	(15.2)	—	(35.9)	—
Income/(losses) on interests in nonconsolidated affiliates	0.8	(0.7)	0.6	(0.3)
Amortization of intangible assets	(33.4)	(3.2)	(40.4)	(5.7)
Project opening costs and other items	(26.1)	(5.8)	(56.8)	(9.9)

Income from operations	414.9	257.8	874.6	626.1
Interest expense, net of interest capitalized	(151.6)	(78.4)	(320.3)	(195.5)
Loss on early extinguishment of debt	—	—	(2.2)	—
Other income, including interest income	0.9	1.3	4.0	5.4

Income before income taxes and minority interests	264.2	180.7	556.1	436.0
Provision for income taxes	(99.1)	(67.7)	(207.9)	(160.0)
Minority interests	(3.4)	(2.3)	(8.9)	(6.3)
Income from continuing operations	161.7	110.7	339.3	269.7
Discontinued operations, net of tax	7.3	8.1	39.3	21.1
Net income	$169.0	$118.8	$378.6	$290.8

Earnings per share - basic
Income from continuing operations	$0.89	$1.00	$2.47	$2.43
Discontinued operations, net of tax	0.04	0.07	0.28	0.19
Net income	$0.93	$1.07	$2.75	$2.62

Earnings per share - diluted
Income from continuing operations	$0.87	$0.99	$2.43	$2.39
Discontinued operations, net of tax	0.04	0.07	0.28	0.19
Net income	$0.91	$1.06	$2.71	$2.58

Weighted average common shares outstanding	182.6	111.0	137.6	111.1
Weighted average common and common equivalent shares outstanding	185.1	112.5	139.9	112.8

HARRAH’S ENTERTAINMENT, INC.

SUPPLEMENTAL OPERATING INFORMATION

(UNAUDITED)

	Third Quarter Ended		Nine Months Ended
(In millions)	Sept. 30, 2005	Sept. 30, 2004	Sept. 30, 2005	Sept. 30, 2004
Revenues
West Region	$856.3	$401.1	$1,706.6	$1,149.7
East Region	562.1	227.2	1,004.3	602.9
North Central Region	477.0	387.3	1,271.6	928.3
South Central Region	387.8	273.9	974.2	621.7
Managed	22.5	15.9	55.4	45.5
Other	27.9	4.3	46.1	11.2
Total revenues	$2,333.6	$1,309.7	$5,058.2	$3,359.3
Income from operations
West Region	$196.7	$89.2	$382.9	$244.2
East Region	151.0	69.5	258.0	166.3
North Central Region	82.5	72.9	230.9	181.8
South Central Region	38.7	43.4	129.9	90.6
Managed	17.3	14.1	45.1	39.1
Other	(23.8)	(13.9)	(65.7)	(47.9)
Corporate expense	(32.4)	(17.4)	(70.6)	(48.0)
Caesars acquisition costs	(15.1)	—	(35.9)	—
Total income from operations	$414.9	$257.8	$874.6	$626.1
Property EBITDA(a)
West Region	$254.4	$119.3	$504.2	$328.5
East Region	199.7	88.3	354.7	219.3
North Central Region	114.4	98.8	318.0	231.2
South Central Region	85.0	61.5	215.8	131.3
Managed	20.4	14.1	48.4	39.3
Other	(11.1)	(7.8)	(23.7)	(21.5)
Total Property EBITDA	$662.8	$374.2	$1,417.4	$928.1
Project opening costs and other items
Project opening costs	$6.8	$2.0	$12.3	$7.8
Hurricane expense, including insurance deductibles	20.8	—	20.8	—
Other writedowns, reserves and recoveries	(1.5)	3.8	13.7	8.7
Contribution to The Harrah’s Foundation	—	—	10.0	10.0
True-up of Bluffs Run prior period’s gaming tax accrual	—	—	—	(16.6)
Total project opening costs and other items	$26.1	$5.8	$56.8	$9.9

(a)          Property EBITDA (earnings before interest, taxes, depreciation and amortization) consists of Income from operations before depreciation and amortization, write-downs, reserves and recoveries, project opening costs, corporate expense, Caesars acquisition costs, income/(losses) on interests in nonconsolidated affiliates and amortization of intangible assets.  Property EBITDA is a supplemental financial measure used by management, as well as industry analysts, to evaluate our operations.  However, Property EBITDA should not be construed as an alternative to Income from operations (as an indicator of our operating performance) or to Cash flows from operating activities (as a measure of liquidity) as determined in accordance with generally accepted accounting principles.  All companies do not calculate EBITDA in the same manner.  As a result, Property EBITDA as presented by our Company may not be comparable to similarly titled measures presented by other companies.

HARRAH’S ENTERTAINMENT, INC.

SUPPLEMENTAL INFORMATION

CALCULATION OF ADJUSTED EARNINGS PER SHARE

(UNAUDITED)

	Third Quarter Ended		Nine Months Ended
(In millions, except per share amounts)	Sept. 30, 2005	Sept. 30, 2004	Sept. 30, 2005	Sept. 30, 2004

Income before income taxes and minority interests	$264.2	$180.7	$556.1	$436.0
Add/(deduct):
Project opening costs and other items	26.1	5.8	56.8	9.9
Caesars acquisition costs	15.2	—	35.9	—
Loss on early extinguishment of debt	—	—	2.2	—
Adjusted income before income taxes and minority interests	305.5	186.5	651.0	445.9
Provision for income taxes	(114.8)	(69.9)	(244.0)	(163.7)
Minority interests	(3.4)	(2.3)	(8.9)	(6.3)

Adjusted income from continuing operations	187.3	114.3	398.1	275.9
Discontinued operations, net of tax	7.3	8.1	39.3	21.1
Add/(deduct):
Gain on sale of discontinued operations, net of tax	(0.3)	—	(19.8)	—
Valuation allowance provided for unrealizable net operating loss carry-forwards related to Harrah’s Tunica	—	—	0.8	—
Project opening costs and other items at Harrah’s Tunica and East Chicago	—	0.4	0.1	1.1

Adjusted net income	$194.3	$122.8	$418.5	$298.1

Diluted adjusted earnings per share From continuing operations	$1.01	$1.02	$2.85	$2.45
Net income	$1.05	$1.09	$2.99	$2.64
Weighted average common and common equivalent shares outstanding	185.1	112.5	139.9	112.8

HARRAH’S ENTERTAINMENT, INC.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF PROPERTY EBITDA TO INCOME FROM OPERATIONS

(UNAUDITED)

(In millions)

Third Quarter Ended Sept. 30, 2005

	West Region	East Region	North Central Region	South Central Region	Managed and Other	Total

Revenues*	$856.3	$562.1	$477.0	$387.8	$50.4	$2,333.6
Property operating expenses	(601.9)	(362.4)	(362.6)	(302.8)	(41.1)	(1,670.8)
Property EBITDA	254.4	199.7	114.4	85.0	9.3	662.8

Depreciation and amortization	(51.7)	(33.3)	(26.8)	(19.9)	(9.9)	(141.6)
Operating profit	202.7	166.4	87.6	65.1	(0.6)	521.2
Amortization of intangible assets	(7.1)	(11.6)	(3.8)	(5.3)	(5.6)	(33.4)
Income on interests in nonconsolidated affiliates	—	—	—	—	0.8	0.8
Project opening costs and other items	1.1	(3.8)	(1.3)	(21.1)	(1.0)	(26.1)
Corporate expense	—	—	—	—	(32.4)	(32.4)
Caesars acquisition costs					(15.2)	(15.2)
Income from operations	$196.7	$151.0	$82.5	$38.7	$(54.0)	$414.9

Third Quarter Ended Sept. 30, 2004

	West Region	East Region	North Central Region	South Central Region	Managed and Other	Total

Revenues	$401.1	$227.2	$387.3	$273.9	$20.2	$1,309.7
Property operating expenses	(281.8)	(138.9)	(288.5)	(212.4)	(13.9)	(935.5)
Property EBITDA	119.3	88.3	98.8	61.5	6.3	374.2

Depreciation and amortization	(27.1)	(17.9)	(23.2)	(16.3)	(4.8)	(89.3)
Operating profit	92.2	70.4	75.6	45.2	1.5	284.9
Amortization of intangible assets	(0.2)	—	(1.5)	(1.0)	(0.5)	(3.2)
Losses on interests in nonconsolidated affiliates	—	—	—	—	(0.7)	(0.7)
Project opening costs and other items	(2.8)	(0.9)	(1.2)	(0.8)	(0.1)	(5.8)
Corporate expense	—	—	—	—	(17.4)	(17.4)
Income from operations	$89.2	$69.5	$72.9	$43.4	$(17.2)	$257.8

*Total Income from operations as reported on this schedule corresponds with the amounts reported for the respective periods on our CONSOLIDATED SUMMARY OF OPERATIONS.  See our CONSOLIDATED SUMMARY OF OPERATIONS for the additional income and expenses recorded in the determination of Net income and Earnings per share for the periods presented.

(In millions)

Nine Months Ended Sept. 30, 2005

	West Region	East Region	North Central Region	South Central Region	Managed and Other	Total

Revenues*	$1,706.6	$1,004.3	$1,271.6	$974.2	$101.5	$5,058.2
Property operating expenses	(1,202.4)	(649.6)	(953.6)	(758.4)	(76.8)	(3,640.8)
Property EBITDA	504.2	354.7	318.0	215.8	24.7	1,417.4

Depreciation and amortization	(113.8)	(74.0)	(75.3)	(54.6)	(22.0)	(339.7)
Operating profit	390.4	280.7	242.7	161.2	2.7	1,077.7
Amortization of intangible assets	(7.5)	(11.6)	(6.5)	(8.0)	(6.8)	(40.4)
Income on interests in nonconsolidated affiliates	—	—	—	—	0.6	0.6
Project opening costs and other items	—	(11.1)	(5.3)	(23.3)	(17.1)	(56.8)
Corporate expense	—	—	—	—	(70.6)	(70.6)
Caesars acquisition costs	—	—	—	—	(35.9)	(35.9)
Income from operations	$382.9	$258.0	$230.9	$129.9	$(127.1)	$874.6

Nine Months Ended Sept. 30, 2004

	West Region	East Region	North Central Region	South Central Region	Managed and Other	Total

Revenues	$1,149.7	$602.9	$928.3	$621.7	$56.7	$3,359.3
Property operating expenses	(821.2)	(383.6)	(697.1)	(490.4)	(38.9)	(2,431.2)
Property EBITDA	328.5	219.3	231.2	131.3	17.8	928.1

Depreciation and amortization	(78.9)	(51.9)	(59.7)	(35.0)	(12.6)	(238.1)
Operating profit	249.6	167.4	171.5	96.3	5.2	690.0
Amortization of intangible assets	(0.6)	—	(3.5)	(1.0)	(0.6)	(5.7)
Losses on interests in nonconsolidated affiliates	—	—	—	—	(0.3)	(0.3)
Project opening costs and other items	(4.8)	(1.1)	13.8	(4.7)	(13.1)	(9.9)
Corporate expense	—	—	—	—	(48.0)	(48.0)
Income from operations	$244.2	$166.3	$181.8	$90.6	$(56.8)	$626.1

*Total Income from operations as reported on this schedule corresponds with the amounts reported for the respective periods on our CONSOLIDATED SUMMARY OF OPERATIONS.  See our CONSOLIDATED SUMMARY OF OPERATIONS for the additional income and expenses recorded in the determination of Net income and Earnings per share for the periods presented.